Exhibit 99.2

CASCADE CORPORATION, #11095872

Q2 Fiscal 2008 Earnings Conference

Chairperson: Robert Warren

September 6, 2007, 2:00 p.m., PDT

Operator

Good afternoon ladies and gentlemen and welcome to the Cascade Corporation second quarter fiscal year 2008 earnings call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone should need assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded on Thursday, September 6, 2007.

I would now like to turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

R. Warren	Thank you. Good afternoon, everyone, and welcome to today’s call. Andy Anderson, our Chief Financial Officer and Joe Pointer, our Vice President Finance, are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. We operate globally with about 2,300 employees working in 28 facilities in 16 countries. We manufacture material handling devices primarily for industrial trucks, most commonly called lift trucks or forklifts. These products, which are used in nearly every industry worldwide that uses lift trucks allow the lift truck to carry, position and deposit various types of loads.

We have historically provided a small portion of our products to the construction vehicles such as tool carriers and skid steer loaders. Over the last 9 months we have expanded our presence in the construction sector with 2 acquisitions, PSM in Woodinville, Washington which we acquired in December 2006, and American Compaction Equipment in San Juan Capistrano, California which we acquired in May 2007.

Approximately 60% of our products are sold through retail dealers. The remaining products are sold directly to global manufacturers, names such as Hyster, Toyota, Kion, Mitsubishi, Yale, Komatsu, Hefei, Ingersoll-Rand, Caterpillar and Nissan.

Andy will now give you an overview of the second quarter.

A. Anderson

Thank you, Bob. I’d like to remind everyone that the intention of this call is to discuss matters with all shareholders that affect Cascade’s business in compliance with Regulation FD. During the course of this call we may be making forward-looking statements in compliance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Participants are cautioned that forward-looking statements such as statements about our anticipated revenue, costs, earnings and cash flows are dependent on a number of factors that affect our operating results and could cause our actual and future results to differ materially. Factors include, but are not limited to, general economic conditions, material costs and availability, interest rates, foreign currency fluctuations, performance of our manufacturing facilities, effectiveness of cost reduction initiatives, risks of doing business internationally and the cyclical nature of the materials handling and construction equipment industry.

We cannot provide any assurance that future results will meet expectations. In addition, historical information should not be considered an indicator of future performance.

Additional considerations and important risk factors are described in our reports on Forms 10K and 10Q and other filings with the Securities and Exchange Commission. We disclaim any obligation to release any updates to any comments made in this call or reflect any changes in business conditions.

One final note of explanation. Our fiscal year ends on January 31st so when we refer to fiscal year 2008, we are actually referring to the year ended January 31, 2008. We just completed the second quarter of fiscal 2008.

We currently segment our financial results and related comments into four geographic operating segments: North America, Europe, Asia Pacific and China.

I’d now like to turn to the second quarter results.

Net income was $15.1 million, or $1.21 per share, compared to $11.9 million, or 0.91 cents per share in the prior year.  The overall increase in net income is primarily due to strong operating results globally and, to a lesser extent, a gain on the sale of land in Fairview, Oregon. Excluding the gain on the sale of land, earnings per share were $1.16 for the second quarter of fiscal 2008, an increase of 27% over the prior year.

Consolidated net sales were $143 million, an increase of 20% compared to net sales of $119 million in the prior year. Adjusting for currency changes, net sales increased 17% including sales from acquired companies. The increase is due to higher sales in Europe, Asia Pacific and China.

The gross profit percentage of 32% is consistent with the prior year.

Consolidated SG&A expenses were $22 million in the second quarter. Excluding currency changes, costs increased 8% over last year due to higher selling and marketing costs in Europe and additional SG&A from our acquisitions.

Our effective tax rate of 33% is lower than the 35% rate for the second quarter of the prior year. The change is primarily related to increasing higher income levels in China, which has a lower tax rate compared to other Cascade locations.

I’d now like to spend a few minutes discussing our operating results on a geographic basis.

Excluding the impact of our acquisitions, net sales in North America were up 2% over the prior year. In general, the overall North American lift truck market is down slightly from the prior year. Bob will comment later on the expectations for this and our other markets for the remainder of this year.

The gross profit percentage of 35% in North America was down from 36% in the prior year due primarily to product mix.

SG&A costs in North America increased by 8% over the second quarter of fiscal 2007 due to our recent acquisitions.

During the second quarter of fiscal 2008 we realized a gain of $1.1 million on the sale of land in Fairview, Oregon. Operating income in North America, excluding the gain on land sale, increased 10%.

Net sales in Europe were up 28%. Excluding currency changes, net sales increased 21%. The European lift truck market continued to be very strong through the second quarter which is the primary factor contributing to the increase. We are also gaining market share in certain regional markets.

The gross profit percentage in Europe was 18% which is consistent with the previous year.

Excluding currency changes, SG&A costs in Europe increased 11% compared to the prior year due primarily to higher selling costs associated with increased sales volume and expanded marketing activities.

While our overall operating income level in Europe is up from the prior year, we continue to see opportunities to increase margins through operational improvements.

In the Asia Pacific region, net sales increased 22%, excluding currency changes, reflecting increases in all locations throughout the region.

Gross profit of 24% was consistent with the prior year.

SG&A in the Asia Pacific region was down 1% excluding currency changes. The decrease was due to lower general costs.

In China, our net sales increased 32% compared to the prior year, excluding currency changes. The increase is due to a very strong lift truck market. We are also beginning to realize the benefits of our recent capital expansion plan which increased our capabilities to produce a larger volume of products locally. A significant percentage of our sales increase is due to lower margin fork products which have become a larger portion of our total sales with the addition in the current year of two new fork facilities.

Gross profit in the second quarter of 34% was up from 33% in the prior year. The improved gross profit reflects the benefits of sourcing certain raw materials and components from within China which was partially offset by lower margins due to product and customer mix.

SG&A in China increased 33% in the second quarter of fiscal 2008, excluding currency changes, due to additional costs related to the development of infrastructure to support the expansion of our Chinese operations.

Turning to the balance sheet, our cash totaled $22.5 million as of July 31, 2007 compared to $36.6 million as of January 31, 2007. The decrease in our cash balance primarily reflects the cash needed for acquisitions and our share repurchase program, which was partially offset by cash generated from operating activities and the insurance settlement in the first quarter.

The net debt balance, including long-term debt and notes payable to banks, of $51.1 is unchanged from January 31, 2007.

Capital expenditures were $3.9 million and depreciation expense was $3.4 million for the second quarter. We expect total capital expenditures for the year to be approximately $20 to $22 million.

We made no common stock repurchases during the second quarter of fiscal 2008. Through July 31, 2007 we have purchased 1.1 million shares for $61 million. The total amount to be repurchased under our buy back program is $80 million. We anticipate completing this program within the two year time period authorized by the Board.

I would now like to turn the call over to Bob for a discussion of the lift truck market and some other general comments.

R. Warren

Thank you, Andy. I’d like to start with a brief overview of the lift truck market. Currently, the lift truck market is the only direct economic or industrial indicator we have available for our geographic markets. While this market does not correlate exactly with our business levels, it does give us some indication of short-term future trends.

North American lift truck industry shipments decreased 4% during the second quarter of fiscal 2008 compared to the second quarter of fiscal 2007. Based on lift truck industry projections, we believe the North American lift truck market through the remainder of the year will continue to be down compared to the prior year.

Lift truck industry shipments in the European market were up 20% compared to the same level last year. We anticipate growth but at a more modest rate in the European market for the remainder of fiscal 2008.

Lift truck shipments in the Asia Pacific region were up 6% in the second quarter of fiscal 2008. We anticipate growth to remain at this level for the remainder of fiscal 2008.

China’s lift truck market was up 17% compared to last year. We expect growth in this market to continue to be very strong for the remainder of the year.

I mentioned in the first quarter conference call that we have completed construction of two new fork manufacturing facilities. The added production capacity for fork products will allow us to meet the needs of our global customers in any market around the world.

As those of you who have worked with us in the past remember, we have a longstanding policy of not making forward financial projections. I would like to note that the increased holiday schedules in both the third and fourth quarters which equates to fewer shipping days impact our overall financial results for those periods relative to the first two quarters.

This concludes our prepared remarks and we are now ready to open the call to your questions.

Operator

Thank you, sir. Ladies and gentlemen, at this time I would like to begin the question and answer session.  If you have a question, please press the star followed by the one on your push button phone. If you would like to decline from the polling process, press the star followed by the two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. And as a reminder, if you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment, please, for our first question.

Our first question comes from the line of Lee Jagoda with CJS Securities. Please go ahead.

L. Jagoda	Good afternoon and congratulations and a great quarter.

Management	Thanks, Lee.

L. Jagoda	Regarding product mix, what percentage of total revenues come from construction attachments currently and what kind of trend do you see going forward in your business.

R. Warren

Right now we’re not segmenting our construction attachments in the North American region which is where all of our sales are right now with those acquisitions. We are seeing some softening certainly in that portion that would be directed towards either the seasonality of purchasing in some of the construction/dealer business and that portion which would be directed towards home construction.

A large majority of our construction attachment is for infrastructure type related projects which has not seen as much impact as the housing market has.

L. Jagoda	On your last call you had talked about trying to expand and move towards the East Coast either organically or through acquisitions. Would that be on the construction attachment side or for forks?

R. Warren

That would be on the construction attachment side. All of our acquisitions in the construction business have been on the West Coast and that’s where the majority of our share of market is. We have been looking at either an acquisition or a greenfield to expand more nationally in the U.S. market. We are also looking at our expansion in the Chinese market where we think there’s a great opportunity for taking the designs we’ve acquired with our acquisitions.

L. Jagoda

One more question and I’ll hop back into queue. You stated that the gross margin decline in North America was due to lower margins in the acquired companies. Is there any plan to get those acquired companies up to the previous company margins.

R. Warren

I know that was in our release. I probably would rather have it stated that it had to do more with our product mix which there is a different gross margin you’ll see on our OEM products and our what we call material handling products, our dealer products and our construction products and then it has to do with what our SG&A to support those product lines are.

They all generate about the same operating profit in North America so it really ... I don’t think it has any real material impact on the North American operating profit.

L. Jagoda	Thank you.

Operator	Our next question comes from the line of Joe Giamichael with Rodman & Renshaw. Please go ahead.

J. Giamichael	Good afternoon, Bob and Andy. Congratulations on the quarter.

R. Warren	Thanks.

J. Giamichael	You’ve added a line on the income statement the way you break it out by geography for the transfers between areas. Can you define for us what this line accounts for?

A. Anderson	It’s the movement of product from North America to Asia Pacific or movement of product ... it’s the inter-region, inter-segment movement.

J. Giamichael

That being said, it’s obviously pretty significant in North America. Have we started to see where ... I’m sorry, where rather are those shipments going? What markets are you selling into? Are those going into Europe?

R. Warren	Those are going to Japan, Korea. We ship product to China, Australia,

New Zealand, Singapore, all through our European factories and there’s movement of product going back and forth all the time. But the United States factories have been the traditional factories for the Asia Pacific region sales but increasingly that is shifting to China but it is increasing.

J. Pointer	I think about half of it would be going to Asia Pacific. Maybe about 30% going to China and the other 20% going to Europe roughly.

J. Giamichael

Got it. Thanks for that added piece, Joe. Also Europe seems to be progressing nicely. Can you just remind us of the seasonality you have there. I believe this current quarter tends to soften. Is that correct?

R. Warren	We tend to have some softening from the results in the third quarter and very end of second quarter mostly dealing with our vacation schedules that limit of number our shipping days in Europe.

In the actual market I don’t really think there’s a lot of seasonality in it.

J. Giamichael

I think you ... You basically said exactly what I was looking for. Then lastly, I may have missed it when you read through it originally. Can you just remind me where you stand on the repurchase and let us know if you’ve been active at the current levels.

A. Anderson

We have not been active. We didn’t file a plan last quarter which kept us out. We’re going to file a 10b-5 in the open window, up in the coming months and leave it in place until we pick up all or the remainder of the $19 million which could be over a year and a half period.

J. Giamichael	Thank you very much, gentlemen. Congratulations on the quarter.

Management	Thanks.

Operator	Our next question comes from the line of Grant Hopkins with Ferris Baker and Watts. Please go ahead.

G. Hopkins	Good afternoon and congratulations on a great quarter. My first question is could you explain some of the markets where you see market share increasing? Some of the areas?

R. Warren

I think we saw a difference in what the western European lift truck shipments were compared to our MHP levels. We believe we picked up some market share in some of the northern European markets probably excluding Germany. We didn’t see a big pick up there.

G. Hopkins	The growth in eastern Europe, have you seen that continue?

R. Warren

The market for lift trucks which represents now about 20% of the total European market has been growing in the 30-40% range but that tends to be at a lower level of product offering, more of the forks and basic carriages business which is an OEM driven business. We are seeing some more sophisticated attachments going in there but it’s at a much lower application rate than we would see in western Europe.

G. Hopkins	Have you maintained market share there or increased it?

R. Warren

I would say we’re probably maintaining our share. We’re spending a lot more attention to those markets in Russia, Poland, Hungry, Czechoslovakia and we’re certainly maintaining our share. I would say a few years ago we were not getting our share. We’ve added that coverage also into the Turkish and Middle Eastern markets that we believe have good opportunities for us.

G. Hopkins

Thank you. My next question is with the new capacity being added in China or actually starting to come on line. Do you anticipate adding Russian lines, any European or North American facility factories?

R. Warren

There could be going forward depending on how the market goes. It’s very robust right now and we’re looking for all the product we can to satisfy the demand within that market. But there could be going forward the next few years some rationalization of some of our higher cost European production of standard equipment.

We intend to be able to keep a lot of the aftermarket business which is driven by more special type forks and very short delivery requirements in the aftermarket and we can satisfy a lot of that production.

G. Hopkins	What kind of capacity levels are you running at now?

R. Warren	In the European market we’re running pretty much close to full capacity in our fork business. You were specifically referring to the redundancy of these new fork plants?

G. Hopkins	Correct.

R. Warren

One of them is specifically aimed at sort of a global supply function outside of Asia and that production will all be going initially into the European market to satisfy the more standard, low price OEM volume business.

G. Hopkins

Final question and then I’ll get back in the line. Could you comment on the cost of raw materials. I saw in some areas it was increasing but you were able to pass that through. Any other comments on that?

R. Warren

We are still seeing a lot of pressure on steel pricing which is about 40% of our purchase dollars in components or raw materials. So far we’ve been able to, with the increased volume absorption and some of our cost reduction initiatives, be able to offset that. Less from price increases because of some of the aggression we’ve had on our pricing the last few years but so far we’ve been able to hold our margins.

G. Hopkins	Great. Thank you very much for your time.

Operator	Our next question comes from the line of Tim Coffey, private investor. Please go ahead.

T. Coffey	Andy, with respect to the $51 million of debt that you mentioned, I think you meant to say the net debt is actually $29, is that correct?

A. Anderson	I think that’s probably the math, yes.

T. Coffey

Okay and then a question with respect to trailing EBITDA. By my calculation you’re running at roughly 94 but if you were to give proforma effect to the acquisitions on an LTM basis, do you have a number for me?

A. Anderson	We don’t. We don’t segment it, Tim. On your 94, have you backed out equity based compensation out of that?

T. Coffey	No.

A. Anderson	Okay, you might want to back out about $4 million of equity based compensation.

T. Coffey	Okay, but you don’t have ... why wouldn’t you have the number for the acquisitions, pre-acquisition? For example, PSM. Why wouldn’t you have the number.

A. Anderson	We don’t segment. Tim, we segment SEC by region.

T. Coffey	Right, but at the time of the acquisition can you give me a number as to what the purchase price multiple was, the $20 million acquisition, how much EBITDA was it doing at the time of the acquisition?

A. Anderson	Say that again, Tim. Go for what you’re after. You’re trying to ...

T. Coffey

I’m trying to back into what is a true proforma giving effect to all the acquisitions EBITDA number is. As of July 31st I’m trying to come up with a LTM number. Is the number around 100 because you’re going to have PSM for only 4 months or 3 months. Is that right?

A. Anderson	Right. So you’re trying to project forward what our ...

T. Coffey	I’m not trying to project forward. I’m looking for a LTM proforma effect for all your acquisitions, most notably PSM.

A. Anderson	We don’t do that.

T. Coffey

Okay. With respect to the response earlier on the stock repurchase plan, given you have roughly call it an EV to EBITDA of around 9-1/2, 10 times. At what point do you guys, particularly at $75 a share, start reconsidering perhaps going down the one time dividend route versus doing a share repurchase. Has that been given any thought at all at the Board level?

R. Warren	Tim, I think they’re still fairly committed to the buyback and our increased dividends. Right now we have not considered a one time.

T. Coffey	And why not?

R. Warren	Personal Board preference.

T. Coffey	Okay.

A. Anderson	It all gets to pretty much the same thing.

Operator	Our next question comes from the line of JB Groh with DA Davidson. Please go ahead.

JB Groh

Hi, guys. I had a couple questions on the incremental margins when I look at Europe, and then when I look at China. If I look at Europe it looks like your incremental margins there were only about 7% which I would have thought would have been better since it’s kind of a turnaround situation and then in China they just continue to get better. I mean they’re like 54% roughly. Is the reason for that in Europe the mix that you were talking about and the reason for it in China the new capacity. I mean is that a fair assessment?

A. Anderson	I think there’s 2 components to your question. Can you rephrase that?

JB Groh

Sure. You had about $9.6 million in additional revenue in Europe and you made an additional $720,000 in profits which give you an incremental there of about 7.5% which you would think in a turnaround type situation they would be high in the beginning and level off. Then on the Chinese side, you would think they would slow down coming from such a high level and I’m trying to understand why they continue to be so great in China and kind of weak in Europe given the turnaround situation there.

A. Anderson	You’re talking about incremental operating income?

JB Groh	Yes.

A. Anderson

The SG&A, the gross margin ... it’s pretty straight forward. The gross margin is the same. The SG&A is up and to support that ... I think what you’re really getting at is at the gross margin, not the operating income line. You would expect to see with that kind of increase in sales, you would expect to see a higher gross margin because of fixed cost absorption.

JB Groh	Correct.

A. Anderson

That’s what you’re really after. The answer to that is unfortunate. There’s just a lot of moving parts in that one including some material costs, probably much higher impact from a lot of overtime due to that increased business which ate up a lot of that incremental margin that we would hope to get and hence new product startup costs which virtually ate up all the incremental benefit of increased absorption.

I think as Bob has pointed out, the good news of that is we were able to meet all of our customer’s expectations and ship and have virtually no delinquencies. It’s a matter of adjusting to that and getting rid of some of that overtime and so forth.

JB Groh

I know you have done some restructuring in Europe. Would you characterize that market still as highly competitive and how do you feel the traction is on your actions there in terms of increasing profitability there?

R. Warren

You could say that the European market on both our OEM products and our dealer product is highly competitive. That’s where all of our competitors are in both the attachments and fork product. It remains very competitive. We’ve seen some additional capacity come on from some of our competitors in the fork business which basically has caused us to go to our lowest price, best delivered product which will be out of China for our OEM business and redirecting our production towards the higher margin dealer business, aftermarket business.

I would say between new product offerings which we have some very aggressive new products coming on the market. Seem to be well received, very well received in some of our early orders, seem to be doing better than the market increase in [inaudible] product markets in Europe. Both on the attachment and the fork business we’re definitely gaining some market share and it just isn’t translating enough to the bottom line yet.

JB Groh	Gotcha. How much of the stuff that’s produced in China is heading to Europe now?

A. Anderson	In the second quarter it was not very much.

R. Warren

It was very little. We’re going through the OEM approval process of that facility in China and they’re extensive site visits as they go through that approval but those are coming off without any problem so we’re highly confident we’ll see in the last few quarters a much higher product shipping into that European market to satisfy that European acceptance of our new program.

JB Groh	You’ve done 2 deals in the last year. Could you maybe give us a feel for what you’re seeing on the acquisition front in terms of opportunities, valuation, competition for deals, that sort of thing?

R. Warren	I don’t think we can probably go there. I’d say we’re pretty active in looking for our solution. We have not found anything that we would feel comfortable talking about at this time.

JB Groh	But is the intent still to go out to incremental construction attachment opportunities?

R. Warren	Absolutely and if we can’t find one that we’re happy with the price or the company we’re dealing with, we will greenfield.

JB Groh	Then lastly, any more excess real estate transactions you foresee in the next 12-18 months?

R. Warren

No, I think that ... a number of years ago we sold off some land that was around the facility which had been extraneous for decades. That was about 5 years ago. This piece that we sold was acquired as part of our mediation efforts on our past environmental problems which had progressed to the point that that property was now available for development and it was just sitting on our balance sheet achieving nothing so we determined that the market was right to move it. But we don’t have ... we’re not in that business and I don’t see any future land sales.

JB Groh	Does any liability still reside with you on that environmental front or is it clean enough that there’s no strings attached to the sale.

R. Warren	There’s no strings and we will continue to remediate the aquifers underneath us. We’re reserved for 10-20 years depending on which site we’re looking at but there’s no further liability on that front.

JB Groh	Great, thanks for your time and congratulations.

Operator	Our next question is a follow up question from Joe Giamichael with Rodman & Renshaw. Please go ahead.

J. Giamichael

Thank you. Shares have been extremely volatile over the last couple quarters. I’m not asking you to comment on valuation at all but can you help us understand some of the real costs that are involved that are created by the increased volatility?

R. Warren

We do get a calculation from that volatility that is put into the Black Scholes valuation of our future, our long term compensation expense so volatility affects us there in the financials but other than that it doesn’t affect us at all.

J. Giamichael	Have you considered with the shares here in the mid to high 70s, have you considered a split that would possibly improve the liquidity and probably reduce volatility?

R. Warren	There has been a fair amount of discussion at the Board. I would not presume to guess where they’ll eventually come in but I think they’re becoming more amenable to the idea.

J. Giamichael	Got it. Thanks, Bob.

Operator	Our next question comes from Tim Coffey, private investor. Please go ahead.

T. Coffey	Boy, I don’t like to hear that share split response, Bob.

R. Warren	You know to me, when they ask my opinion I really don’t have an opinion because I don’t understand a lot of it about the market, whether it should or shouldn’t have an effect or whether it’s one share or two shares and you split the price but there’s discussion and has been discussion for years at the Board at this level and I see probably less resistance as we move towards 100 than we did at 25.

T. Coffey	Well the fact of the matter is and the volatility, it’s a function of the shorts. I mean you’ve got a million shorts out there.

R. Warren	That is right.

T. Coffey	Which gets to the point on doing the special one time dividend but I guess we’ll save that for a different day.

You continue to see some deviation between European performance and lift truck sales and I’m just wondering if you’re seeing any pick up in demand in terms of your direct to client activity and dealer activity. From a channel perspective are you dealing more with the actual end user which may explain some of the deviation or is it an end market issue or are you seeing more pick up on the dealer activity?

R. Warren

We’ve had some discussion about this. We’ve talked to the market in the past about we don’t correlate exactly. I think this is really the example of where margins soften as we’ve seen a little bit in North America. They’re down 6% and we’re still up 4%. I think that really has to do with which part of the market has softened.

A lot of our attachment business you’ll see correlates much more to what the Fortune 500 companies and their capital plans are for their material handing and lot of those still have justification even at a lower activity level whereas the small lift truck operations, when they feel that sales are down, you know, a lumber yard, they just stop buying completely.

Our forks and our OEM business tend to clearly match much more closely with what our shipments are but we’re still seeing pretty robust nice levels of business from our major end users.

T. Coffey

But in that particular circumstance, you’re dealing directly with the client so it may just be a reconfiguration of an attachment but has absolutely nothing to do with lift truck sales. It’s almost like an aftermarket piece of business.

R. Warren

Actually certainly that portion of the lift truck sales that are to the major accounts in let’s say North America, we don’t actually sell directly to them. We work with them of their specifications but it all goes to the lift truck dealer or the major account office of the OEM.

T. Coffey

Let’s say one of your clients is a pulp and paper manufacturer. I would imagine at that type of point of sale you’re dealing with the actual pulp and paper guy, not dealing with the OEM per se. Is that fair?

R. Warren	That’s correct. Our field people are working directly with that large end user on his needs.

T. Coffey

Do you track ... leases have a pretty big impact on your business and it’s certainly a different twist in the lift truck business in the last 5 years. Do you guys track sort of a ... taking a look at those lift trucks that are on lease where you are now perhaps supplying different parts yet to the same lift truck that’s on lease. Is there any way to determine  do you understand what I’m saying?

R. Warren	We haven’t seen that there’s any You mean if there’s some wave that would be bigger coming through on a 3 to 5 year?

T. Coffey	That’s correct.

R. Warren

It seems because this has been in place now for about 10 years, most sales with large end users, that it’s pretty much leveled out now. One thing it does do is it ensures because of that lease, that’s another reason the large end user discontinues turning these over because that’s what they were looking for, a guaranteed operating cost.

So unless the downturn’s enough to actually idle a whole production facility, they will turn those leases. It insures that attachment was coming off a first fit piece of equipment and we’ve seen a big expansion in our ability to buy up that used equipment as it comes off lease, re-manufacture it and our re-man business in North America from about, it was about $5 million before. It’s up to around $10-$12 million. We’re taking advantage of that longer lifecycle of the attachment which we’re able to capture another market.

T. Coffey	Perfect. Thanks.

Operator	Mr. Warren, I’m showing that there are no further questions at this time.

R. Warren	Again, thanks so much for your time and participating today. We appreciate your interest in Cascade. Please don’t hesitate to call if we can be of any assistance.

Operator

Ladies and gentlemen this concludes the Cascade Corporation Second Quarter Earnings conference call. If you would like to listen to a replay of today’s conference call you may dial 800-405-2236 and enter the access number 11095872# in North America. International callers, please dial 303-590-3000. Thank you for participating. You may now disconnect.